Exhibit 10.80

MBIA INC.

KEY EMPLOYEE EMPLOYMENT PROTECTION PLAN

1. Purpose. The purpose of the MBIA Inc. Key Employee Employment Protection Plan (the “Plan”) is to assure MBIA Inc. of the services of key executives during any change in ownership or control of the Company and to provide such executives certain financial assurances to enable them to perform the responsibilities of their positions without undue distraction and to exercise their judgment without bias due to personal circumstances. This Plan is intended to be, and shall be administered as, an employee welfare benefit plan as defined in Section 3(1) of ERISA.

2. Definitions.

(a) “Agreement” means the Key Employee Employment Protection Agreement between the Participant and the Company whereby Participant agrees to be bound by the covenants described in Section 12 of the Plan.

(b) “Board” means the Board of Directors of the Company.

(c) “Cause” means (i) the willful failure by the Participant to perform substantially his duties under Section 3 of the Agreement (other than due to physical or mental illness) after reasonable notice to the Participant of such failure, (ii) the Participant’s engaging in serious misconduct that is injurious to the Company or any subsidiary of the Company in any way, including, but not limited to, by way of damage to their respective reputations or standings in their respective industries, (iii) the Participant’s having been convicted of, or entered a plea of nolo contendere to, a crime that constitutes a felony or (iv) the breach by the Participant of any written covenant or agreement with the Company or any subsidiary of the Company not to disclose or misuse any information pertaining to, or misuse any property of, the Company or any subsidiary of the Company or not to compete or interfere with the Company or any subsidiary of the Company.

(d) “Change of Control” means:

(i) any person (within the meaning of Section 3(a)(9) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), including any group (within the meaning of Rule 13d-5(b) under the Exchange Act), but excluding any of the Company, any subsidiary of the Company or any employee benefit plan sponsored or maintained by the Company or any subsidiary of the Company, acquires “beneficial ownership” (within the meaning of Rule 13d-3 under the

Exchange Act), directly or indirectly, of securities of the Company representing 25% or more of the combined Voting Power of the Company’s Voting Securities; or

(ii) within any 24-month period, the persons who were directors of the Company at the beginning of such period (the “Incumbent Directors”) shall cease to constitute at least a majority of the Board or the board of directors of any successor to the Company; provided, however, that any director elected to the Board, or nominated for election, by a majority of the Incumbent Directors then still in office (other than in compromise of a proxy contest or to avoid such contest) shall be deemed to be an Incumbent Director for purposes of this subclause (ii); or

(iii) upon the consummation of a merger, consolidation, share exchange, division, sale or other disposition of all or substantially all of the assets of the Company which has been approved by the shareholders of the Company (a “Corporate Event”), and immediately following the consummation of which the stockholders of the Company immediately prior to such Corporate Event do not hold, directly or indirectly, a majority of the Voting Power in (x) in the case of a merger or consolidation, the surviving or resulting corporation, (y) in the case of a share exchange, the acquiring corporation or (z) in the case of a division or a sale or other disposition of assets, each surviving, resulting or acquiring corporation which, immediately following the relevant Corporate Event, holds more than 25% of the consolidated assets of the Company immediately prior to such Corporate Event.

(e) “Change of Control Date” means the date on which the Change of Control is deemed to occur.

(f) “Committee” means the Compensation & Organization Committee of the Board or such other committee of the Board as the Board shall designate from time to time; provided that, in respect of any period after any Change of Control Date, the Committee shall mean the Committee as in office and as constituted immediately prior to the Change of Control.

(g) “Company” means MBIA Inc., a Connecticut corporation, and any successor thereto.

(h) “Date of Termination” means (i) in the case of a termination for which a Notice of Termination is required, the date of receipt of such Notice of Termination or, if later, the date specified therein, as the case may be, and (ii) in all other cases, the actual date on which a Participant’s employment terminates during the Employment Period.

(i) “Disability” means the Participant has met the conditions to qualify for long-term disability benefits under the Company’s policies, as in effect immediately prior to the Change of Control Date.

(j) “Effective Date” means the date on which the Agreement becomes effective.

(k) “Employee” means any employee or officer of the Company.

(l) “Employment Period” has the meaning specified in Section 4 hereof.

(m) “Good Reason” means the occurrence of any of the following, without the express written consent of the affected Participant, after the occurrence of a Change of Control:

(i) the assignment to the Participant of any duties inconsistent in any material adverse respect with the Participant’s position, authority or responsibilities as contemplated by Section 5 of this Plan, or any other material adverse change in such position, including titles, authority or responsibilities;

(ii) any failure by the Company to comply with any of the provisions of Section 6 of this Plan, other than an insubstantial or inadvertent failure remedied by the Company promptly after receipt of notice thereof given by the Participant;

(iii) the Company’s requiring the Participant to be based at any office or location more than 50 miles (or such other distance as shall be set forth in the Company’s relocation policy as in effect at the Effective Time) from (x) that location at which he performed his services immediately prior to the Change of Control and (y) the Participant’s residence immediately prior to the Change of Control, except for travel reasonably required in the performance of the Participant’s responsibilities; or

(iv) any failure by the Company to obtain the assumption and agreement to perform this Agreement by a successor as contemplated by Section 13(b).

With respect to the person or persons serving as the Chief Executive Officer of the Company at the time of a Change of Control, and to any other Participant that the Committee shall designate, the definition of Good Reason shall also include the Participant’s voluntary termination of employment at any time during the 30-day period commencing on the first anniversary of the date on which a Change of Control occurs.

(n) “Governing Documents” means the Company’s Certificate of Incorporation and By-Laws.

(o) “Notice of Termination” means a written notice of a Participant’s termination of employment which (i) indicates the specific termination provision in this Plan relied upon, (ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Participant’s employment under the provision so indicated, and (iii) if the termination date is other than the date of receipt of such notice, specifies the termination date of the Agreement (which date shall be not more than 15 days after the giving of such notice).

(p) “Participant” means an Employee who is designated to participate in the Plan pursuant to Section 3 of the Plan.

(q) “Performance-Vesting Restricted Stock” means awards of restricted stock of MBIA Inc. which vests based on achievement of predetermined performance goals.

(r) “Potential Change of Control” means:

(i) a Person commences a tender offer (with adequate financing) for securities representing at least 15% of the Voting Power of the Company’s securities;

(ii) the Company enters into an agreement the consummation of which would constitute a Change of Control;

(iii) proxies for the election of directors of the Company are solicited by anyone other than the Company; or

(iv) any other event occurs which is deemed to be a Potential Change of Control by the Board. Notwithstanding the foregoing, if, after a Potential Change of Control and before a Change of Control, the Board makes a good faith determination that such Potential Change of Control will not result in a Change of Control, the Board may nullify the effect of the Potential Change of Control (a “Nullification”) by resolution (a “Nullification Resolution”), in which case the Participant shall have no further rights and obligations under this Agreement by reason of such Potential Change of Control; provided, however, that if the Participant shall have delivered a Notice of Termination prior to the date of the Nullification Resolution, such Resolution shall not effect the Participant’s rights hereunder.

(s) “Time-Vesting Restricted Stock” means awards of restricted stock of MBIA Inc. which vests based solely on the passage of time.

(t) “Voting Power” means such number of the Voting Securities as shall enable the holders thereof to cast such percentage of all the votes which could be cast in an annual election of directors.

(u) “Voting Securities” means all securities of a company entitling the holders thereof to vote in an annual election of directors.

3. Eligibility. Each Employee of the Company who is a member of the Executive Policy Committee and each other Employee as the Committee may from time to time designate as a Participant, shall participate in the Plan.

4. Employment Period. Subject to Section 7 of this Plan, the Company agrees to continue the Participant in its employ for the period (the “Employment Period”) commencing on the Change of Control Date and ending on the second anniversary of the Change of Control Date.

5. Position and Duties.

(a) No Reduction in Position. During the Employment Period, a Participant’s position (including titles), authority and responsibilities shall be at least commensurate with those held, exercised and assigned to the Participant immediately prior to the Change of Control Date. It is understood that, for purposes of this Plan, such position, authority and responsibilities shall not be regarded as not commensurate merely by virtue of the fact that a successor shall have acquired all or substantially all of the business and/or assets of the Company as contemplated by Section 13(b) of this Plan. A Participant’s services shall be performed at the location where the Participant was employed immediately preceding the Change of Control Date.

(b) Business Time. From and after the Effective Date, a Participant shall devote his full attention during normal business hours to the business and affairs of the Company and shall use his best efforts to perform faithfully and efficiently the responsibilities assigned to him hereunder, to the extent necessary to discharge such responsibilities, except for (i) time spent in managing his personal, financial and legal affairs and serving on corporate, civic or charitable boards or committees, in each case only if and to the extent not substantially interfering with the performance of such responsibilities, and (ii) periods of vacation and sick leave to which he is entitled. It is expressly understood and agreed that a Participant’s continuing to serve on any boards and committees on which he is serving or with which he is otherwise associated immediately preceding the Change of Control Date shall not be deemed to interfere with the performance of the Participant’s services to the Company.

6. Compensation.

(a) Base Salary. During the Employment Period, a Participant shall receive a base salary at a monthly rate at least equal to the monthly salary paid to the Participant by the Company and any of its affiliated companies immediately prior to the Change of Control Date. The base salary shall be reviewed at least once each year after the Change of Control Date, and may be increased (but not decreased) at any time and from time to time by action of the Board or any committee thereof or any individual having authority to take such action in accordance with the Company’s regular practices. The Participant’s base salary, as it may be increased from time to time, shall hereafter be referred to as “Base Salary”. Neither the Base Salary nor any increase in Base Salary after the Change of Control Date shall serve to limit or reduce any other obligation of the Company hereunder.

(b) Annual Bonus. During the Employment Period, in addition to the Base Salary, for each fiscal year of the Company ending during the Employment Period, each Participant shall be afforded the opportunity to receive an annual bonus on terms and conditions no less favorable to the Participant (taking into account reasonable changes in the Company’s goals and objectives and taking into account actual performance) than the annual bonus opportunity that had been made available to the Participant for the fiscal year ended immediately prior to the Change of Control Date (the “Annual Bonus Opportunity”). Any amount payable in respect of the Annual Bonus Opportunity shall be paid as soon as practicable following the year for which the amount is earned or awarded, unless electively deferred by the Participant pursuant to any deferral programs or arrangements that the Company may make available to the Participant.

(c) Long-term Incentive Compensation Programs. During the Employment Period, each Participant shall participate in all long-term incentive compensation programs for key executives at a level that is commensurate with the Participant’s participation in such plans immediately prior to the Change of Control Date, or, if more favorable to the Participant, at the level made available to the Participant or other similarly situated officers at any time thereafter.

(d) Benefit Plans. During the Employment Period, each Participant (and, to the extent applicable, his dependents) shall be entitled to participate in or be covered under all pension, retirement, deferred compensation, savings, medical, dental, health, disability, group life and accidental death insurance plans and programs of the Company and its affiliated companies at a level that is commensurate with the Participant’s participation in such plans immediately prior to the Change of Control Date, or, if more favorable to the Participant, at the level made available to the Participant or other similarly situated officers at any time thereafter; provided that, in the event of an across the board change in the level of benefits available to all employees, each Participant shall be entitled to participate at the level made available to other similarly situated officers after giving effect to such change.

(e) Expenses. During the Employment Period, each Participant shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by the Participant in accordance with the policies and procedures of the Company as in effect immediately prior to the Change of Control Date. Notwithstanding the foregoing, the Company may apply the policies and procedures in effect after the Change of Control Date to the Participant, if such policies and procedures are not less favorable to the Participant than those in effect immediately prior to the Change of Control Date.

(f) Vacation and Fringe Benefits. During the Employment Period, each Participant shall be entitled to paid vacation and fringe benefits at a level that is commensurate with the paid vacation and fringe benefits available to the Participant immediately prior to the Change of Control Date, or, if more favorable to the Participant, at the level made available from time to time to the Participant or other similarly situated officers at any time thereafter.

(g) Indemnification. During and after the Employment Period, the Company shall indemnify each Participant and hold each such Participant harmless from and against any claim, loss or cause of action arising from or out of the Participant’s performance as an officer, director or employee of the Company or any of its Subsidiaries or in any other capacity, including any fiduciary capacity, in which the Participant serves at the request of the Company to the maximum extent permitted by applicable law and the Company’s Governing Documents, provided that in no event shall the protection afforded to the Participant under the Plan be less than that afforded under the Governing Documents as in effect immediately prior to the Change of Control Date, except to the extent that any such claim, loss, or cause of action resulted from such Participant’s bad faith, gross negligence or willful misconduct.

(h) Office and Support Staff. Each Participant shall be entitled to an office with furnishings and other appointments during the employment period, and to secretarial and other assistance, at a level that is at least commensurate with the foregoing provided to other similarly situated officers.

7. Termination.

(a) Death, Disability or Retirement. A Participant’s participation in this Plan shall terminate automatically upon such Participant’s death, termination due to Disability or voluntary retirement under any of the Company’s retirement plans as in effect from time to time.

(b) Voluntary Termination. Notwithstanding anything in this Plan to the contrary, following a Change of Control a Participant may, upon not less than 60 days’ written notice to the Company, voluntarily terminate employment for any reason (including early retirement under the terms of any of the Company’s retirement plans as in effect from time to time), provided that any termination by a Participant pursuant to Section 7(d) on account of Good Reason shall not be treated as a voluntary termination under this Section 7(b).

(c) Cause. The Company may terminate the Participant’s employment for Cause. Any termination by the Company for Cause shall be communicated by Notice of Termination to the Participant in accordance with Section 14(h).

(d) Good Reason. Following the occurrence of a Change of Control, the Participant may terminate his employment for Good Reason. In no event shall the mere occurrence of a Change of Control, absent any further impact on a Participant, be deemed to constitute Good Reason. Any termination by a Participant for Good Reason shall be communicated by Notice of Termination to the Company in accordance with Section 14(h) within 90 days of the Participant’s having actual knowledge of the events giving rise to such termination. The failure by a Participant to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason shall not waive any right of the Participant hereunder or preclude the Participant from asserting such fact or circumstance in enforcing his rights hereunder.

8. Obligations of the Company upon Termination.

(a) Death or Disability. If a Participant’s employment is terminated during the Employment Period by reason of the Participant’s death or Disability, the Agreement shall terminate without further obligations to the Participant or the Participant’s legal representatives under this Plan or the Agreement other than those obligations accrued hereunder at the Date of Termination, and the Company shall pay to the Participant (or his beneficiary or estate) (i) the Participant’s full Base Salary through the Date of Termination (the “Earned Salary”), (ii) any vested amounts or benefits owing to the Participant under the Company’s otherwise applicable employee benefit plans and programs, including any compensation previously deferred by the Participant (together with any accrued earnings thereon) and not yet paid by the Company and any accrued vacation pay not yet paid by the Company (the “Accrued Obligations”), and (iii) any other benefits payable due to the Participant’s death or Disability under the Company’s plans, policies or programs (the “Additional Benefits”). Any Earned Salary shall be paid in cash in a single lump sum as soon as practicable, but in no event more than 10 days (or at such earlier date required by law), following the Date of Termination. Accrued Obligations and Additional Benefits shall be paid in accordance with the terms of the applicable plan, program or arrangement.

(b) Cause and Voluntary Termination. If, during the Employment Period, the Participant’s employment is terminated for Cause or voluntarily terminated by the Participant (other than on account of Good Reason following a Change of Control), the Company shall pay the Participant (i) the Earned Salary in cash in a single lump sum as soon as practicable, but in no event more than 10 days, following the Date of Termination, and (ii) the Accrued Obligations in accordance with the terms of the applicable plan, program or arrangement.

(c) Termination by the Company other than for Cause and Termination by the Participant for Good Reason.

(i) Severance and Other Termination Payments. If (x) the Company terminates a Participant’s employment other than for Cause during the Employment Period or (y) a Participant terminates his employment at any time during the Employment Period for Good Reason, the Company shall pay the Participant the following:

(A) the Participant’s Earned Salary; and

(B) an amount (the “Pro-Rated Annual Incentive”) equal to the average of the annual bonuses payable to the Participant for the two fiscal years of the Company ended prior to the Change of Control Date for which bonuses have been determined (the “Average Annual Bonus”) multiplied by a fraction, the numerator of which is the number of months in such fiscal year which have elapsed on or before (and including) the last day of the month in which the Date of Termination occurs and the denominator of which is 12; and

(C) the Accrued Obligations; and

(D) a cash amount (the “Severance Amount”) equal to two times the sum of (1) the Participant’s annual Base Salary; (2) an amount equal to the Average Annual Bonus.

The Earned Salary and Pro-Rated Annual Incentive shall be paid in cash in a single lump sum as soon as practicable, but in no event more than 10 days (or at such earlier date required by law), following the Date of Termination. The Accrued Obligations shall be paid in accordance with the terms of the applicable plan, program or arrangement. The Severance Amount shall be paid in cash in a single lump sum on the date that is six months and one day after the Date of Termination.

(ii) Continuation of Benefits. If (x) the Company terminates a Participant’s employment other than for Cause during the Employment Period or (y) a Participant terminates his employment at any time during the Employment Period for Good Reason, the Participant (and, to the extent applicable, his dependents) shall be entitled, after the Date of Termination until the earlier of (1) the second anniversary of the Date of Termination (the “End Date”) and (2) the date the Participant becomes eligible for comparable benefits under a similar plan, policy or program of a subsequent employer, to continue participation in all of the Company’s group health and group life employee benefits plans (the “Group Benefit Plans”). To the extent any such benefits cannot be provided under the terms of the applicable plan, policy or program, the Company shall provide a comparable benefit under another plan or from the Company’s general assets. The Participant’s participation in the Group Benefit Plans will be on the same terms and conditions (including, without limitation, any condition that the Participant make contributions toward the cost of such coverage on the same terms and conditions generally applicable to similarly situated employees) that would have applied had the Participant continued to be employed by the Company through the End Date.

(iii) Time-Vesting Restricted Stock. Any and all awards of Time-Vesting Restricted Stock held by the Participant at the Date of Termination shall immediately become fully vested.

(iv) Performance-Vesting Restricted Stock. Performance Vesting Restricted Stock shall vest to the extent provided in the award agreement granting such Performance-Vesting Restricted Stock.

(v) Post-Termination Exercise Period. Notwithstanding anything else contained in Article 5 of the Company’s 2000 Stock Option Plan or in any Company equity incentive plan to the contrary, in the event that the Participant is entitled to receive the severance benefits described above pursuant to the terms of the Plan, all of his outstanding Options or SARs under such 2000 Stock Option Plan or any Company equity incentive plan shall automatically be and become fully exercisable on the Date of Termination without further action on anyone’s part and the Participant shall have the right to exercise any such Option or SAR until the earlier to occur of the expiration of the term of such Option or SAR and the fifth anniversary of the Date of Termination.

(vi) Retirement Contribution Credits. The Participant shall receive credits to the Company’s nonqualified excess benefits plan in an amount equal to the amount that would otherwise have been contributed on the Participant’s behalf had the Participant remained employed for two years following the Date of Termination.

(vii) Outplacement Services. The Participant shall be provided at the Company’s expense with outplacement services customary for executives at his level (including, without limitation, office space and telephone support services) provided by a qualified and experienced third party provider selected by the Company, up to a maximum of $50,000.

(d) Discharge of the Company’s Obligations. Except as expressly provided in the last sentence of this Section 8(d), the amounts payable to a Participant pursuant to this Section 8 following termination of his employment shall be in full and complete satisfaction of the Participant’s rights under this Plan and any other claims he may have in respect of his employment by the Company or any of its Subsidiaries. Such amounts shall constitute liquidated damages with respect to any and all such rights and claims and, upon the Participant’s receipt of such amounts, the Company shall be released and discharged from any and all liability to the Participant in connection with this Plan or otherwise in connection with the Participant’s employment with the Company and its Subsidiaries. Nothing in this Section 8(d) shall be construed to release the Company from its commitment to indemnify the Participant and hold the Participant harmless from and against any claim, loss or cause of action arising from or out of the Participant’s performance as an officer, director or employee of the Company or any of its Subsidiaries or in any other capacity, including any fiduciary capacity, in which the Participant served at the request of the Company to the maximum extent permitted by applicable law and the Governing Documents.

(e) Certain Further Payments by the Company.

(i) In the event that any amount or benefit paid or distributed to any Participant pursuant to this Plan, taken together with any amounts or benefits otherwise paid or distributed to the Participant by the Company or any affiliated company (collectively, the “Covered Payments”), are or become subject to the tax (the “Excise Tax”) imposed under Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), or any similar tax that may hereafter be imposed, and the total amount of the Covered Payments equals or exceeds three times the “base amount” (as defined in section 280G of the Code) by at least 10%, the Company shall pay to the Participant at the time specified in Section 8(e)(v) below an additional amount (the “Tax Reimbursement Payment”) such that the net amount retained by the Participant with respect to such Covered Payments, after deduction of any Excise Tax on the Covered Payments and any Federal, state and local income or employment tax and Excise Tax on the Tax Reimbursement Payment provided for by this Section 8(e), but before deduction for any Federal, state or local income or employment tax withholding on such Covered Payments, shall be equal to the amount of the Covered Payments.

(ii) In the event the Covered Payments are or become subject to the Excise Tax under section 4999 of the Code or any similar tax that may hereafter be imposed, but such Covered Payments exceed three times the base amount by less than 10% of such base amount, the Company will reduce the Covered Payments to such amount as would not subject Participant to the Excise Tax.

(iii) For purposes of determining whether any of the Covered Payments will be subject to the Excise Tax and the amount of such Excise Tax, (A) such Covered Payments will be treated as “parachute payments” within the meaning of Section 280G of the Code, and all “parachute payments” in excess of the “base amount” (as defined under Section 280G(b)(3) of the Code) shall be treated as subject to the Excise Tax, unless, and except to the extent that, in the good faith judgment of the Company’s independent certified public accountants appointed prior to the Change of Control Date or tax counsel selected by such Accountants (the “Accountants”), the Company has a reasonable basis to conclude that such Covered Payments (in whole or in part) either do not constitute “parachute payments” or represent reasonable compensation for personal services actually rendered (within the meaning of Section 280G(b)(4)(B) of the Code) in excess of the “base amount,” or such “parachute payments” are otherwise not subject to such Excise Tax, and (B) the value of any non-cash benefits or any deferred payment or benefit shall be determined by the Accountants in accordance with the principles of Section 280G of the Code.

(iv) For purposes of determining the amount of the Tax Reimbursement Payment, the Participant shall be deemed to pay: (A) Federal income taxes at the highest applicable marginal rate of Federal income taxation for the calendar year in which the Tax Reimbursement Payment is to be made, and (B) any applicable state and local income taxes at the highest applicable marginal rate of taxation for the calendar year in which the Tax Reimbursement Payment is to be made, net of the maximum reduction in Federal income taxes which could be obtained from the deduction of such state or local taxes if paid in such year.

(v) In the event that the Excise Tax is subsequently determined by the Accountants or pursuant to any proceeding or negotiations with the Internal Revenue Service to be less than the amount taken into account hereunder in calculating the Tax Reimbursement Payment made, the Participant shall repay to the Company, at the time that the amount of such reduction in the Excise Tax is finally determined, the portion of such prior Tax Reimbursement Payment that would not have been paid if such Excise Tax had been applied in initially calculating such Tax Reimbursement Payment, plus interest on the amount of such repayment at the rate provided in Section 1274(b)(2)(B) of the Code.

Notwithstanding the foregoing, in the event any portion of the Tax Reimbursement Payment to be refunded to the Company has been paid to any Federal, state or local tax authority, repayment thereof shall not be required until actual refund or credit of such portion has been made to the Participant, and interest payable to the Company shall not exceed interest received or credited to the Participant by such tax authority for the period it held such portion. The Participant and the Company shall mutually agree upon the course of action to be pursued (and the method of allocating the expenses thereof) if the Participant’s good faith claim for refund or credit is denied. In the event that the Excise Tax is later determined by the Accountants or pursuant to any proceeding or negotiations with the Internal Revenue Service to exceed the amount taken into account hereunder at the time the Tax Reimbursement Payment is made (including, but not limited to, by reason of any payment the existence or amount of which cannot be determined at the time of the Tax Reimbursement Payment), the Company shall make an additional Tax Reimbursement Payment in respect of such excess (plus any interest or penalty payable with respect to such excess) at the time that the amount of such excess is finally determined.

(vi) The Tax Reimbursement Payment (or portion thereof) provided for in Section 8(e)(i) above shall be paid to the Participant not later than 10 business days following the payment of the Covered Payments; provided, however, that if the amount of such Tax Reimbursement Payment (or portion thereof) cannot be finally determined on or before the date on which payment is due, the Company shall pay to the Participant by such date an amount estimated in good faith by the Accountants to be the minimum amount of such Tax Reimbursement Payment and shall pay the remainder of such Tax Reimbursement Payment (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code) as soon as the amount thereof can be determined, but in no event later than 45 calendar days after payment of the related Covered Payment. In the event that the amount of the estimated Tax Reimbursement Payment exceeds the amount subsequently determined to have been due, such excess shall constitute a loan by the Company to the Participant, payable on the fifth business day after written demand by the Company for payment (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code).

9. Non-exclusivity of Rights. Except as expressly provided herein, nothing in this Plan shall prevent or limit any Participant’s continuing or future participation in any benefit, bonus, incentive or other plan or program provided by the Company or any of its affiliated companies and for which the Participant may qualify, nor shall anything herein limit or otherwise prejudice such rights as the Participant may have under any other agreements with the Company or any of its affiliated companies, including employment agreements or stock option agreements. Amounts which are vested benefits or which any

Participant is otherwise entitled to receive under any plan or program of the Company or any of its affiliated companies at or subsequent to the Date of Termination shall be payable in accordance with such plan or program.

10. No Offset. The Company’s obligation to make the payments provided for under this Plan and otherwise to perform its obligations hereunder shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense or other right which the Company may have against a Participant or others whether by reason of the subsequent employment of the Participant or otherwise.

11. Legal Fees and Expenses. If any Participant asserts any claim in any contest (whether initiated by the Participant or by the Company) as to the validity, enforceability or interpretation of any provision of this Plan or the Agreement and the Participant prevails on such claim in a proceeding before an arbitrator referred to in Section 14(e) or a court of competent jurisdiction, then the Company shall pay the Participant’s legal expenses (or cause such expenses to be paid) including, without limitation, his reasonable attorney’s fees, upon presentation of proof of such expenses in a form acceptable to the Company.

12. Confidential Information, Company Property. By and in consideration of the salary and benefits to be provided by the Company hereunder, including the severance arrangements set forth herein, each Participant shall enter into an Agreement with the Company whereby the Participant shall agree that:

(a) Confidential Information. Each Participant shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company or any of its affiliated companies, and their respective businesses, (i) obtained by the Participant during his employment by the Company or any of its affiliated companies and (ii) not otherwise public knowledge (other than by reason of an unauthorized act by the Participant). After termination of a Participant’s employment with the Company, the Participant shall not, without the prior written consent of the Company, unless compelled pursuant to an order of a court or other body having jurisdiction over such matter, communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by it.

(b) Non-Competition. For two years after the Date of Termination, a Participant shall not, except with the prior written consent of the Board, directly or indirectly, own any interest in, operate, join, control or participate as a partner, director, principal, officer, or agent of, enter into the employment of, act as a consultant to, or perform any services for any entity which has operations that compete in any material respect with the Business of the Company. Notwithstanding anything herein to the contrary, the foregoing shall not prevent the Participant from acquiring as an investment securities representing not more than two percent (2%) of the outstanding voting securities of any publicly held corporation.

(c) Non-Disparagement. During the Employment Period and at any time thereafter, Participant shall not, directly or indirectly, engage in any conduct or make any statement, whether in commercial or noncommercial speech, disparaging or criticizing in any way the Company or any of its affiliates any products or services offered by any of these, nor shall he engage in any other conduct or make any other statement that could be reasonably expected to impair the goodwill of any of them, in each case except to the extent required by law, and then only after consultation with the Company.

(d) Nonsolicitation of Employees. For two years after the Date of Termination, a Participant shall not attempt, directly or indirectly, to induce any employee of the Company, or any subsidiary or any affiliate thereof to be employed or perform services elsewhere or otherwise to cease providing services to the Company, or any subsidiary or affiliate thereof.

(e) Nonsolicitation of Clients. During the Employment Period and for two years after the Date of Termination, Participant shall not, directly or indirectly, for his own account or for the account of any other Person, in any jurisdiction in which the Company or any of its affiliates has commenced or made plans to commence operations, solicit or otherwise attempt to establish any business relationship of a nature that is competitive with the business or relationship of the Company or any of its affiliates with any person throughout the world which is or was a customer, client or distributor of the Company or any of its affiliates at any time during which Participant was employed by the Company (in the case of any such activity during such time) or during the twelve-month period preceding the Date of Termination (in the case of any such activity after the Date of Termination), other than any such solicitation on behalf of the Company or any of its affiliates during the Employment Period.

(f) Company Property. Except as expressly provided herein, promptly following a Participant’s termination of employment, such Participant shall return to the Company all property of the Company and all copies thereof in the Participant’s possession or under his control.

(g) Injunctive Relief and Other Remedies with Respect to Covenants. The covenants and obligations of each Participant with respect to confidentiality and Company property relate to special, unique and extraordinary matters and a violation of any of the terms of such covenants and obligations will cause the Company irreparable injury for which adequate remedies are not available at law. Therefore, the Company shall be entitled to an injunction, restraining order or such other equitable relief (without the requirement to post bond) restraining a Participant from committing any violation of the covenants and obligations contained in this Section 12. These remedies are cumulative and are in addition to any other rights and remedies the Company may have at law or in equity. In no event shall an asserted violation of the provisions of this Section 12 constitute a basis for deferring or withholding any amounts otherwise payable to the Participant under this Plan or the Agreement.

(h) In the event the Participant breaches any provision of this Section 12 in any material respect following the Date of Termination, in addition to any remedy at law or in equity, the Participant shall (i) not be entitled to receive, if not already paid, the benefits described in Section 8 hereof, and (ii) return to the Company any and all payments previously made by the Company (or any of its affiliates) pursuant to Section 8 hereof within 15 days after written demand for such repayment is made to Participant by the Company.

13. Successors.

(a) Each Participant’s rights under this Plan and the Agreement are personal to the Participant and, without the prior written consent of the Company, shall not be assignable by the Participant other than by will or the laws of descent and distribution. The Agreement shall inure to the benefit of and be enforceable by a Participant’s legal representatives.

(b) This Plan and the Agreement shall inure to the benefit of and be binding upon the Company and its successors. The Company shall require any successor to all or substantially all of the business and/or assets of the Company, whether direct or indirect, by purchase, merger, consolidation, acquisition of stock, or otherwise, by an agreement in form and substance satisfactory to the Participant, expressly to assume and agree to maintain this Plan and perform in the same manner and to the same extent as the Company would be required to perform under the Agreement if no such succession had taken place.

14. Miscellaneous.

(a) Administration. The Plan shall be administered by the Committee. The Committee shall have full and complete authority to interpret the Plan and to make all determinations hereunder relating to the participation and eligibility of eligible Employees for benefits, including, but not limited to, making determinations as to eligibility for benefits or to participate in the Plan, the amount of benefits payable, the time at which benefits cease to be payable, and other comparable issues. The Committee may delegate any of its authority and responsibilities, subject to Committee review and to the extent permitted by law, to any officer or committee of officer(s) of the Company. The determinations made by the Committee or its delegate shall be final, binding and conclusive on all persons affected thereby, including, but not limited to, each Participant and the Company. The Company and/or the Committee, as the case may be, shall maintain such procedures and records as each deems necessary or appropriate. Each Participant shall receive a copy of the Plan, and written confirmation of his or her participation thereunder.

(b) Applicable Law. Except to the extent that they may be preempted by Federal law, this Plan shall be governed by and construed in accordance with the laws of the State of New York, applied without reference to principles of conflict of laws.

(c) Gender and Number. Except when otherwise indicated by the context, words in the masculine gender used in the Plan shall include the feminine gender, the singular shall include the plural, and the plural shall include the singular.

(d) Effective Date of the Plan. This Plan shall become effective on the date approved by the Committee.

(e) Arbitration. Except to the extent provided in Section 12(g), any dispute or controversy arising under or in connection with the Plan shall be resolved by binding arbitration. The arbitration shall be held in the city of White Plains, New York and, except to the extent inconsistent with this Agreement, shall be conducted in accordance with the Expedited Employment Arbitration Rules of the American Arbitration Association then in effect at the time of the arbitration (or such other rules as the parties may agree to in writing), and otherwise in accordance with principles which would be applied by a court of law or equity. The arbitrator shall be acceptable to both the Company and the Participant involved in such arbitration. If the parties cannot agree on an acceptable arbitrator, the dispute shall be heard by a panel of three arbitrators, one appointed by each of the parties and the third appointed by the other two arbitrators.

(f) Amendments. This Plan may be amended, modified or terminated at any time; provided that any amendment which occurs within one year of a Change of Control and which reduces the benefits available under the Plan in respect of any Employees participating in the Plan at the date such amendment is adopted shall be void and without effect; provided further that any such amendment, modification or termination which adversely affect the rights of any Participant shall be agreed to, in writing, by such Participant.

(g) Entire Agreement. This Plan and the Agreement constitute the entire agreement between the parties hereto with respect to the matters referred to herein. No other agreement relating to the terms of any Participant’s employment by the Company, oral or otherwise, shall be binding between the parties unless it is in writing and signed by the party against whom enforcement is sought. There are no promises, representations, inducements or statements between the parties other than those that are expressly contained herein.

(h) Notices. All notices and other communications hereunder shall be in writing and shall be given by hand-delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to a Participant, at the home address of the Participant noted on the records of the Company

If to the Company:	MBIA Inc.
113 King Street
Armonk, New York 10504
Attn.: Secretary

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

(i) Tax Withholding. The Company shall withhold from any amounts payable under this Plan such Federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.

(j) Severability; Reformation. In the event that one more of the provisions of this Plan shall become invalid, illegal or unenforceable in any respect, the validity, legality, and enforceability of the remaining provisions contained herein shall not be affected thereby. In the event that any of the provisions of Section 12 is not enforceable in accordance with its terms, such Section shall be reformed to make such Section enforceable in a manner which provides the Company the maximum rights permitted at law.

(k) Survival. The provisions of Sections 8 and 12 shall survive the termination of the Employment Period hereunder and shall be binding upon and enforceable against the Company or a Participant, as the case may be, in accordance with its terms. In the event that any dispute arises with respect to the Participant’s entitlement to such enhanced retirement benefits, the dispute resolutions provisions contained in Section 14(c) and the legal fees provision contained in Section 11 shall also survive the end of the Employment Period and shall be applied as though the dispute arose within the Employment Period.

(l) Headings. The headings of this Plan are not part of the provisions hereof and shall have no force or effect.

MBIA Inc.

/s/ Gary C. Dunton
By: Gary C. Dunton
Title: CEO